Exhibit 10.3

Amendment to Employment Agreement

           Amendment to Employment Agreement (this “Amendment”), made as of August 28, 2011 by and between VISHAY EUROPE GmbH, a company with limited liability (“Vishay Europe”) and an indirect wholly owned subsidiary of Vishay Intertechnology, Inc., a Delaware corporation (“Vishay”), and DR. GERALD PAUL (“Executive”) (collectively the “Parties”).

           WHEREAS, Executive has been employed by Vishay Europe pursuant to an Employment Agreement between the Parties, made as of January 1, 2004, as amended (the “Employment Agreement”);

           WHEREAS, Section 8.6 of the Employment Agreement provides that Vishay Europe and Executive may amend the Employment Agreement by mutual agreement in writing; and

           WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth.

NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

           1. Section 4.2 of the Employment Agreement is hereby amended in its entirety to read as follows:

                      “4.2 Bonus. Executive shall be entitled to an annual performance bonus to be paid by Vishay Europe and to be calculated and paid pursuant to the Vishay Intertechnology Section 162(m) Cash Bonus Plan (the “Cash Bonus Plan”) or any successor plan. Such bonus shall be payable in cash.  Effective for calendar years beginning on and after January 1, 2012, Executive’s annual performance bonus shall be equal to the lesser of (i) 1.25% of Vishay’s adjusted net income, as determined under the terms of the Cash Bonus Plan, and (ii) three times Executive’s base salary for the year in which the bonus is earned.  For calendar year 2011, Executive’s annual performance shall be equal to the lesser of (i) one and one-eighth percent (1.125%) of the Company’s adjusted net income, as determined under the terms of the Cash Bonus Plan, and (ii) three times Executive’s base salary for 2011.  Although the Board of Directors intends that the Cash Bonus Plan be the primary vehicle for the Executive’s bonus, the Board of Directors retains the authority to grant additional bonuses in excess of the limits under the Cash Bonus Plan.”

           2. Except as set forth in this Amendment, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

           3. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

           IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf as of the date first above written.

VISHAY EUROPE GmbH by Vishay Intertechnology, Inc.
pursuant to the Power of Attorney attached hereto

By: /s/ Marc Zandman
Name: Marc Zandman
Title: Executive Chairman of the Board of Directors

/s/ Gerald Paul
Dr. Gerald Paul